[DUSA LOGO]

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.(R)
For release at 6:30 a.m.

               DUSA PHARMACEUTICALS SUES ADDITIONAL PHYSICIANS FOR INFRINGEMENT OF ITS LEVULAN(R) PHOTODYNAMIC THERAPY PATENTS

         Additional Patent Infringement Suits Follow Successful Outcomes

WILMINGTON, MA - January 23, 2006 - DUSA Pharmaceuticals, Inc.(R) (NASDAQ NMS:
DUSA) announced today that it has filed additional lawsuits against physicians in California, Michigan, and Massachusetts, to prevent their continued infringement of DUSA's patents on methods of treating various disorders with photodynamic therapy (PDT). DUSA's patents cover the use of compounds such as aminolevulinic acid (ALA) with PDT to treat actinic keratosis, basal cell carcinoma, acne and other dermatological conditions. The suits allege that ALA obtained from sources other than DUSA Pharmaceuticals is being used by physicians, without license from DUSA, to perform treatments that are covered under patents exclusively licensed by DUSA, resulting in direct infringement of these patent(s).

In November, 2005 DUSA filed similar patent infringement suits against doctors in California, Florida, and Tennessee. To date, DUSA has obtained consent judgments in two of these suits with the defendant physicians admitting to infringing DUSA's patents and agreeing to cease their illegal conduct. In one of these cases, the defendant physician also admitted to illegally using DUSA's Levulan(R) trademark in connection with his infringing activities and agreed to cease this conduct as well. Of the two cases remaining active from November, 2005, one defendant failed to offer a defense and defaulted, and the other case is still pending.

"We have an obligation to protect our Levulan(R) franchise from illegal exploitation of our intellectual property and to protect our valued customers from unfair competition from those who infringe our patents," said Robert Doman, DUSA's President and Chief Operating Officer. "It is unfortunate that we must take action against these physicians, but, even in the face of our patent position, compounding pharmacies continue to place physicians at risk of patent infringement by making ALA available. We will continue to actively monitor the situation with compounded ALA in the medical community and will take systematic action to prevent further infringement of our patents."

About DUSA Pharmaceuticals

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's intention to monitor the situation and take action. Furthermore, the factors that may cause differing results include the uncertainties of litigation, sufficient funding, maintenance of our patent portfolio and other risks identified in DUSA's SEC filings from time to time.


For further information contact:
D. Geoffrey Shulman, MD, Chairman & CEO
or Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com